UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2024

Creative Medical Technology Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53500	87-0622284
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

211 E Osborn Road, Phoenix, AZ 85012

(Address of principal executive offices)

(480) 399-2822

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CELZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01  Entry into a Material Definitive Agreement.

On October 22, 2024, Creative Medical Technology Holdings, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which the Company agreed to sell and issue in a registered direct offering (the “Registered Offering”) 418,552 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a purchase price per share of $4.42.

The Company estimates that the net proceeds from the Registered Offering will be approximately $1.6 million after deducting certain fees due to the Placement Agent (as defined below) and the Company’s estimated expenses. The net proceeds received by the Company will be used for working capital and general corporate purposes.

The Shares are being offered pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-282512), which was filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2024 and declared effective by the Commission on October 15, 2024 (the “Registration Statement”).

Pursuant to the Purchase Agreement, in a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offering”), the Company has also agreed to issue to the Investors warrants to purchase up to 837,104 shares of Common Stock at an exercise price of $4.42 per share (the “Warrants”).  The Warrants will not be exercisable until the Company has obtained stockholder approval for the issuance of the shares of Common Stock underlying the Warrants as required by the applicable rules and regulations of the Nasdaq Stock Market, including Nasdaq Listing Rule 5635(d), and will then be exercisable for a period of five years following the date the Company obtains such stockholder approval.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed, subject to certain exceptions, to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into Common Stock for a period of 90 days from the date of such stockholder approval as described above. In addition, pursuant to the terms of the Purchase Agreement, each of the Company’s directors and executive officers entered into “lock-up” agreements that generally prohibit the sale, transfer, or other disposition of securities of the Company for a period of 90 days following the closing of the Offering.

The Offering closed on October 23, 2024.

The Company engaged Roth Capital  Partners (the “Placement Agent”) to act as its exclusive placement agent in connection with the Offering pursuant to a Placement Agency Agreement between the Company and the Placement Agent (the “Placement Agent Agreement”). Pursuant to the Placement Agent Agreement, the Company has agreed to pay the Placement Agent a cash fee equal to 8.0% of the gross proceeds of the Offering, to reimburse the Placement Agent for out-of-pocket expenses in the amount of up to $75,000, and to issue the Placement Agent, or its designees, warrants (the “Placement Agent Warrants”) to purchase shares of common stock equal to 5.0% of the aggregate number of shares of Common Stock sold in the Registered Offering and the number of shares of Common Stock underlying the Warrants issued in the Private Placement.  The Placement Agent Warrants have substantially the same terms as the Warrants except that the Placement Agent Warrants have an expiration date of five years from the commencement of sales of the Offering and certain FINRA provisions.

The form of Warrant and Placement Agent Warrant, the Purchase Agreement and Placement Agent Agreement, have been filed as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference, and the descriptions thereof herein are qualified by reference to the full terms thereof. The Company is also filing the opinion of its counsel, Pachulski Stang Ziehl & Jones LLP, relating to the legality of the issuance and sale of the Shares, as Exhibit 5.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Warrant

4.2	Form of Placement Agent Warrant

5.1	Opinion of Pachulski Stang Ziehl & Jones LLP

10.1	Securities Purchase Agreement dated October 22, 2024 between Creative Medical Technology Holdings, Inc. and the Purchasers party thereto

10.2	Placement Agency Agreement dated October 22, 2024 between Creative Medical Technology Holdings, Inc. and Roth Capital Partners

23.1	Consent of Pachulski Stang Ziehl & Jones LLP (included in Exhibit 5.1)

99.1	Press Release dated October 23, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Creative Medical Technology Holdings, Inc.

Date: October 23, 2024	By:	/s/ Timothy Warbington
Timothy Warbington, Chief Executive Officer

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